                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   CB Capital Investors, LLC ("CBCI, LLC")(FN 1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)


   c/o Chase Capital Partners
   380 Madison Avenue, 12th Floor
--------------------------------------------------------------------------------
                                    (Street)


   New York             New York                10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   TeleCorp PCS, Inc. ("TLCP")
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   January 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)

   November 1999
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship      7.
                                         3.           Disposed of (D)                 Securities     Form:     Nature of
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Indirect
                           2.            Code         ----------------------------    Owned at End   (D) or    Beneficial
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Ownership
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       (Instr. 4)
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (See FN 3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock       11/23/99       P               480,000     A      $20       15,265,692    D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock       N.A.           N.A.            N.A.        N.A.   N.A.         352,956    I         (FN 2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
             2.                                                                                             Deriv-   Form of
             Conver-                    5.                                     7.                           ative    Deriv-  11.
             sion                       Number of                              Title and Amount             Secur-   ative   Nature
             of                         Derivative            6.               of Underlying        8.      ities    Secur-  of
             Exer-             4.       Securities            Date             Securities           Price   Bene-    ity:    In-
             cise     3.       Trans-   Acquired (A)          Exercisable and  (Instr. 3 and 4)     of      ficially Direct  direct
             Price    Trans-   action   or Disposed           Expiration Date  ----------------     Deriv-  Owned    (D) or  Bene-
1.           of       action   Code     of(D)                 (Month/Day/Year)           Amount     ative   at End   In-     ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,            ----------------           or         Secur-  of       direct  Owner-
Derivative   ative    (Month/  8)       4 and 5)              Date     Expira-           Number     ity     Month    (I)     ship
Security     Secur-   Day/     ------   --------------        Exer-    tion              of         (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)   ity      Year)    Code V    (A)       (D)        cisable  Date    Title     Shares     5)      4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Class C      (3)      (4)      (4)                 (4)        (5)              Class A    27,489    (4)      27,489  D
Common Stock                                                                   Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Class C      (3)      (4)      (4)                 (4)        (5)              Class A       575    (4)         575  I      By Tele-
Common Stock                                                                   Common                                       Corp
                                                                               Stock                                        Invest-
                                                                                                                            ment
                                                                                                                            Corp.,
                                                                                                                            L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Class D      (3)      (4)      (4)                 (4)        (5)              Class A   199,522    (4)     199,522  D
Common Stock                                                                   Common
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Class D      (3)      (4)      (4)                 (4)        (5)              Class A     3,780    (4)       3,780  I      By Tele-
Common Stock                                                                   Common                                       Corp
                                                                               Stock                                        Invest-
                                                                                                                            ment
                                                                                                                            Corp.,
                                                                                                                            L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) CB Capital Investors, LLC ("CBCI, LLC") became the successor to CB Capital Investors, L.P. ("CBCI, LP"), (ii) CB Capital Investors, Inc. ("CBCI, Inc.") became the managing member of CBCI, LLC, and (iii) Chase Capital Partners ("CCP") became the manager, by delegation, of CBCI, LLC, pursuant to a master advisory agreement with CBCI, Inc. The internal reorganization changed CBCI, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) By Telecorp Investment Corp., L.L.C.

(3) Shares convert on a one-for-one basis; no conversion price.

(4) There were no transactions in derivative securities during November, 1999; Table II has been completed solely for informational purposes.

(5) Convertible at the option of the holder after receipt by the issuer of an opinion of regulatory counsel that Class A Common Stock and the Voting Preference Stock can vote and be treated as a single class of stock with one vote per share and the affirmative vote of the holders of 66 2/3% or more of the Class A Common Stock.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


CB CAPITAL INVESTORS, LLC

By: Chase Capital Partners, as Manager                          2/  /2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

By:
   -------------------------------------------

Title:                              of Chase Capital Partners
      -----------------------------

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

-----------------------------------------------------------------------------------------------------------------
                                                                                                    Amount of
                                           Statement                                                Securities
 Name and Address of      Designated          for          Issuer Name, Ticker      Title of       Beneficially
  Reporting Person        Reporter(1)     month/year        or Trading Symbol       Security          Owned
-----------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar        CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
-----------------------------------------------------------------------------------------------------------------
John R. Baron             CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
Chris C. Behrens          CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt         CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
David S. Britts           CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
50 California Street
San Francisco, CA
94111
-----------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin         CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
David J. Gilbert          CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                         Ownership Form:                           Disclaims
 Name and Address of      Designated      Direct (D) or    Nature of Indirect      Pecuniary
  Reporting Person        Reporter(1)      Indirect (I)   Beneficial Ownership     Interest
-------------------------------------------------------------------------------------------------
Ana Carolina Aidar        CB Capital            I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                    Note 2 below
Partners
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
-------------------------------------------------------------------------------------------------
John R. Baron             CB Capital            I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Chris C. Behrens          CB Capital            I         See Explanatory             No
c/o Chase Capital       Investors, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Mitchell J. Blutt         CB Capital            I         See Explanatory             No
c/o Chase Capital       Investors, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
David S. Britts           CB Capital            I         See Explanatory             No
c/o Chase Capital       Investors, LLC                    Note 2 below
Partners
50 California Street
San Francisco, CA
94111
-------------------------------------------------------------------------------------------------
Arnold L. Chavkin         CB Capital            I         See Explanatory             No
c/o Chase Capital       Investors, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
David J. Gilbert          CB Capital            I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Eric A. Green             CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
--------------------------------------------------------------------------------------------------------------------
Michael R. Hannon         CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann         CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Jonathan Meggs            CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------------------------------
Stephen P. Murray         CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor        CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Bob Ruggiero              CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
Eric A. Green             CB Capital           I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------
Michael R. Hannon         CB Capital           I         See Explanatory             No
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Donald J. Hofmann         CB Capital           I         See Explanatory             No
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Jonathan Meggs            CB Capital           I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------
Stephen P. Murray         CB Capital           I         See Explanatory             No
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
John M.B. O'Connor        CB Capital           I         See Explanatory             No
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Bob Ruggiero              CB Capital           I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Susan L. Segal            CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------
Lindsay Stuart            CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
---------------------------------------------------------------------------------------------------------------------
Patrick Sullivan          CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian       CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
---------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker         CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh          CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------
Richard D. Waters         CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Susan L. Segal            CB Capital          I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                  Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Lindsay Stuart            CB Capital          I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                  Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
-----------------------------------------------------------------------------------------------
Patrick Sullivan          CB Capital          I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                  Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Shahan D. Soghikian       CB Capital          I         See Explanatory             No
c/o Chase Capital       Investors, LLC                  Note 9 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
-----------------------------------------------------------------------------------------------
Jeffrey C. Walker         CB Capital          I         See Explanatory             No
c/o Chase Capital       Investors, LLC                  Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Timothy J. Walsh          CB Capital          I         See Explanatory             No
c/o Chase Capital       Investors, LLC                  Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Richard D. Waters         CB Capital          I         See Explanatory             Yes
c/o Chase Capital       Investors, LLC                  Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Damion E. Wicker          CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
CCP European              CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
Principals, LLC         Investors, LLC                         Inc. (TPCS)           above
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC       CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                         Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
Chase Capital             CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
Corporation             Investors, LLC                         Inc. (TPCS)           above
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
Chase Capital             CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
Partners                Investors, LLC                         Inc. (TPCS)           above
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
CB Capital                CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
Investors, Inc.         Investors, LLC                         Inc. (TPCS)           above
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, New York
10017
-------------------------------------------------------------------------------------------------------------------
The Chase Manhattan       CB Capital     January, 2000    Triton PCS Holdings,    See Table I       12,270,744
Bank                    Investors, LLC                         Inc. (TPCS)           above
270 Park Avenue
35th Floor
New York, New York
10017
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
Damion E. Wicker          CB Capital           I         See Explanatory             No
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
CCP European              CB Capital           I         See Explanatory             No
Principals, LLC         Investors, LLC                   Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
CCP Principals, LLC       CB Capital           I         See Explanatory             No
c/o Chase Capital       Investors, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Chase Capital             CB Capital           I         See Explanatory             No
Corporation             Investors, LLC                   Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Chase Capital             CB Capital           I         See Explanatory             No
Partners                Investors, LLC                   Note 3 below
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
CB Capital                CB Capital           I         See Explanatory             No
Investors, Inc.         Investors, LLC                   Note 4 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, New York
10017
------------------------------------------------------------------------------------------------
The Chase Manhattan       CB Capital           I         See Explanatory             No
Bank                    Investors, LLC                   Note
270 Park Avenue                                          5 below
35th Floor
New York, New York
10017
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
The Chase Manhattan       CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
Corporation             Investors, LLC                          Inc. (TPCS)           above
270 Park Avenue
35th Floor
New York, NY  10017
--------------------------------------------------------------------------------------------------------------------
I. Robert Greene          CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Flatiron Partners   Investors, LLC                          Inc. (TPCS)           above
257 Park Avenue
South 12th Floor
New York, NY 10010
--------------------------------------------------------------------------------------------------------------------
Brian J. Richmand         CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------
Jonas Steinmann           CB Capital     January, 2000     Triton PCS Holdings,    See Table I       12,270,744
c/o Chase Capital       Investors, LLC                          Inc. (TPCS)           above
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
The Chase Manhattan       CB Capital           I         See Explanatory             No
Corporation             Investors, LLC                   Note 6 below
270 Park Avenue
35th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------
I. Robert Greene          CB Capital           I         See Explanatory             No
c/o Flatiron Partners   Investors, LLC                   Note 7 below
257 Park Avenue
South 12th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------
Brian J. Richmand         CB Capital           I         See Explanatory             No
c/o Chase Capital       Investors, LLC                   Note 8 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Jonas Steinmann           CB Capital           I         See Explanatory             No
c/o Chase Capital       Investors, LLC                   Note 9 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in the Tables as directly owned securities represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a general partner (or in the case of I. Robert Greene, Brian
J. Richmond and Jones Steinman, former general partners) of Chase Capital Partners ("CCP"), which is a manager, per delegation, of CBCI, LLC, pursuant to an advisory agreement with CB Capital Investors, Inc. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CBCI, LLC.

3) The amounts shown in the Tables represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CBCI, LLC and its manager, by delegation, pursuant to an advisory agreement with the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

4) The amounts shown in the Tables represents beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

5) The amounts shown in the Tables represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of the managing member of CBCI, LLC.

6) The amounts shown in the Tables represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is (i) the sole stockholder of Chase Capital Corporation, which is a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, pursuant to an advisory agreement with its managing member and (ii) the sole stockholder of The Chase Manhattan Bank and the sole stockholder of CB Capital Investors, Inc. (the managing member of CBCI, LLC). The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

7) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

8) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

9) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.


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